Table of Contents

Exhibit 8.1

	Jurisdiction of
	Incorporation or	Direct
Name of Subsidiary	Organization	Interest	Total Interest
		(percent)	(percent)

Multicanal Telecomunicações S.A	Brazil	99.96	100.00
Net Belo Horizonte Ltda	Brazil	-	100.00
CMA Participações S.A	Brazil	100.00	100.00
Net Brasília Ltda	Brazil	-	100.00
Net Rio S.A	Brazil	100.00	100.00
Net Recife Ltda	Brazil	100.00	100.00
Net São Paulo Ltda	Brazil	97.87	100.00
Net Campinas Ltda	Brazil	-	100.00
Net Indaiatuba Ltda	Brazil	100.00	100.00
Net São Carlos S.A	Brazil	100.00	100.00
Net Franca Ltda	Brazil	100.00	100.00
Net Sul Comunicações Ltda	Brazil	100.00	100.00
Horizonte Sul Comunicações Ltda	Brazil	-	100.00
DR-Empresa de Distribuição e Recepção de TV Ltda	Brazil	-	100.00
Net Paraná Comunicações Ltda	Brazil	-	100.00
Net Joinville Ltda	Brazil	-	100.00
Net Florianópolis Ltda	Brazil	-	100.00
Net Curitiba Ltda	Brazil	-	100.00
Net Maringá Ltda	Brazil	-	100.00
Net Arapongas Ltda	Brazil	-	100.00
TV a Cabo Criciúma Ltda	Brazil	-	60.00
Net São José do Rio Preto Ltda	Brazil	-	100.00
Net Piracicaba Ltda	Brazil	0.08	100.00
Net Ribeirão Preto S.A	Brazil	-	100.00
Net Bauru Ltda	Brazil	-	100.00
Net Goiânia Ltda	Brazil	-	100.00
Net Anápolis Ltda	Brazil	-	100.00
Net Campo Grande Ltda	Brazil	-	100.00
Net Sorocaba Ltda	Brazil	-	100.00
Reyc Comércio e Participações Ltda	Brazil	26.94	100.00
Net Londrina Ltda	Brazil	-	100.00
Jonquil Ventures Limited	British Virgin Islands	100.00	100.00
Antenas Comunitárias Brasileiras Ltda	Brazil	-	100.00